Exhibit 99(a)(2)

NEWS CORPORATION ANNOUNCES EXCHANGE OFFER FOR

PUBLICLY HELD FOX COMMON STOCK

New York, January 10, 2005—News Corporation (NYSE: NYSE: NWS, NWS.A; ASX: NWS, NWSLV) today announced that it has made a proposal to its subsidiary Fox Entertainment Group, Inc. (“Fox”) to acquire all of the shares of Fox Class A common stock (NYSE: FOX) that News Corporation does not already own. News Corporation intends to effect the transaction through an exchange offer made directly to Fox stockholders. News Corporation will commence the exchange offer later today.

News Corporation currently owns approximately 82.1% of the equity and 97.0% of the voting power of Fox through its ownership of approximately 59.1% of the outstanding shares of Fox Class A common stock and 100% of the outstanding shares of Fox Class B common stock. Pursuant to the terms of the exchange offer, holders of Fox Class A common stock will receive 1.90 shares of News Corporation’s Class A common stock in exchange for each outstanding share of Fox Class A common stock validly tendered and not withdrawn in the exchange offer. Based on the current price of News Corporation’s Class A shares on the New York Stock Exchange, the consideration offered represents a premium of approximately 7.4% to the January 7, 2005 closing price of Fox’s Class A common stock, a premium of approximately 16.9% over Fox’s six-month average trading price and a premium of approximately 18% over Fox’s 12-month average trading price.

ABOUT THE EXCHANGE OFFER

News Corporation expects to file its offering materials with the Securities and Exchange Commission (the “SEC”) and commence its exchange offer later today. News Corporation’s offer will be conditioned upon, among other things, the tender of a majority of Fox Class A common stock not owned by News Corporation. In addition, assuming the offer is completed, News Corporation will own at least 90% of the outstanding shares of Fox Class A common stock and Fox Class B common stock following the offer and will complete promptly a short form merger at the same per share consideration as is provided for in the offer. News Corporation believes that both the exchange offer and the subsequent merger will be tax-free to Fox stockholders.

News Corporation expects that the Fox board of directors will form a special committee of Fox directors who are not directors or executive officers of News Corporation to consider News Corporation’s proposal and make a recommendation to the Fox stockholders regarding the proposal. The directors and executive officers of News Corporation who sit on the Fox board will support that delegation of authority to the special committee. News Corporation also will encourage the special committee to retain its own legal and financial advisors to assist in its review.

WHERE TO FIND ADDITIONAL INFORMATION

In connection with the offer by Fox Acquisition Corp (a wholly-owned subsidiary of News Corporation) of shares of News Corporation Class A common stock in exchange for shares of Fox Class A common stock (the “Exchange Offer”), News Corporation intends to file with the SEC a Registration Statement on Form S-4 containing a prospectus relating to the Exchange Offer and a Schedule TO. FOX STOCKHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ NEWS CORPORATION’S PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NEWS CORPORATION, FOX, FOX ACQUISITION CORP AND THE

EXCHANGE OFFER. Materials filed with the SEC will be available electronically without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may be obtained without charge at News Corporation’s website, www.newscorp.com, or by directing a request to News Corporation’s investor relations department at News Corporation, Investor Relations, 1211 Avenue of the Americas, New York, NY 10036.

In addition, Fox stockholders may obtain free copies of the documents filed with the SEC by directing a written or oral request to the information agent for the Exchange Offer, Georgeson Shareholder Communications, Inc., collect at (212) 440-9800 or toll-free at (866) 873-6991.

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN EXCHANGE OFFER. THE EXCHANGE OFFER WILL BE ONLY PURSUANT TO A PROSPECTUS, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of an appropriate prospectus.

ABOUT NEWS CORPORATION

News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

FORWARD-LOOKING STATEMENTS

This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The company disclaims any obligation to update the forward-looking statements contained herein.

2